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PUTNAM MUNICIPAL OPPORTUNITIES TRUST

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ACT NOW TO PROTECT YOUR INVESTMENT FROM RAIDERS

March 2011

Dear Shareholder:

We are writing to urge you, as a shareholder of Putnam Municipal Opportunities Trust, to vote today in favor of retaining the current Board of Trustees and the investment manager, Putnam.

Defend your fund from a self-serving raid by Karpus Investment Management.

• Karpus is an opportunist with a history of preying on closed-end funds, forcing changes that reap quick profits for itself at the expense of other shareholders.

• Last year, you and other shareholders wisely defeated Karpus in its efforts to open-end your fund. You recognized that Karpus would have profited at your expense.

• This year Karpus again seeks control of your fund with a disruptive plan to install new, less experienced Trustees, who would terminate the management contract with Putnam.

Re-elect the current Trustees and keep Putnam as investment manager.

• The current Trustees are experienced fiduciaries who carefully oversee fund management.

• Putnam is a highly qualified investment manager. In Putnam’s hands, your fund has outperformed its Lipper peer group average at market price over the 1-, 3-, and 5-year periods ended December 31, 2010.

We appreciate your prompt attention to this matter. If you have questions, please call a customer service representative at 1-800-780-7316 or contact your financial advisor.